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                                                                    EXHIBIT 99.1


FINANCIAL                                                                   NEWS
RELATIONS BOARD


AT THE COMPANY                      AT FRB|WEBER SHANDWICK

James W. Christmas                  Marilynn Meek - General Info (212) 445-8451
CEO                                 Peter Seltzberg - Analyst (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
November 21, 2003

      KCS ENERGY, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

HOUSTON, TX, November 21, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced the pricing on November 20, 2003 of its common stock offering of 6,000,000 shares at a public offering price of $8.00 per share.

KCS has granted the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments, if any. The common shares will be issued under KCS' universal shelf registration statement. Closing of the offering is expected to occur on November 26, 2003, subject to customary closing conditions.

The co-lead managers of the offering are Jefferies & Company, Inc. and Sanders Morris Harris, Inc. Harris Nesbitt Corp. is co-manager. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the final prospectus supplement and related prospectus relating to the offering may be obtained from the offices of Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, New York 10022, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the stability of the capital markets, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities in Exchange Commission.


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